UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14-A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

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LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the transcript of a video made available on various websites on March 5, 2009.

This is Steve Straus, CEO of LCA Vision.  Welcome to the second installment of our informative video series where we keep you, our constituents, up to date on what's happening with the Company.

I hope you enjoyed the last video, and thank you if you made comments- we'll be taking them into account as we move forward.

Last time I mentioned that we are beginning to implement significant changes in our marketing approach, with an eye towards being both more effective and more cost efficient.

As a result of extensive consumer research and message testing, we are currently developing a comprehensive, integrated communications plan that we believe will deliver the right message to the right potential patients at the right time.

This effort includes a local flavor to our ads in each market where we operate centers, featuring the surgeons from those vision centers so that patients know who they're going to meet when they come into a LasikPlus center.

Some of our new marketing efforts are already beginning to show results. We increased our market share to 11.9% in fourth quarter from 10.5% in third quarter 2008.

As our new marketing approach evolves, we also expect to reposition LasikPlus away from being a one-time experience, towards a more holistic patient experience that ultimately builds long-term relationships between patients and their LasikPlus center.

We'll be communicating to you in subsequent videos about this as it continues to evolve.

Now I would like to turn to a topic that I am sure is on everyone's mind. I imagine you may be following the news regarding the actions being taken by a group of our dissident stockholders.

I want to update you on our efforts to respond to this attack upon the current board of directors and management team.

We continue to meet face to face with many of our stockholders to explain our vision for our Company and to ask for their support. We have asked all of our stockholders, as we ask all of you who are watching, to look at the facts about the progress we've made at LCA Vision.  Our vision for LCA Vision/LasikPlus is one of responsible management, agility in a changing marketplace, and ultimately growth for the Company and value for its stockholders.

One concern that stockholders raised is our relationship with our surgeons.
This relationship has never been stronger.  We have been collaborating with our surgeons to ensure that they have the tools they need to provide the highest possible level of service to LasikPlus patients.

We are also working with them to test and implement new ideas for LCA Vision and to work toward the brightest possible future.

Recently, we met with all of our surgeons at two regional conferences in Houston and Orlando. We discussed our new marketing plans and tools that improve communication between the surgeons and patients.

We also discussed initiatives to better identify the ideal LASIK candidates, and to convert each exam into a procedure.  We have also asked that our surgeons become more involved in working with our marketing and field leaders in order to maximize input, and hopefully maximize results.

I want all of you to know that our overall goal for LCA Vision and LasikPlus remains the same.

We are absolutely dedicated to continuing to transform people's lives by helping them to improve their vision, and to being the vision correction center that patients choose first because of the high caliber of professionalism and customer service.

I hope you have found this edition of our update to be helpful and informative. Please provide us with your comments below… I assure you we do read them, and they do help us understand how we can better serve you.

In the meantime, until we speak again, I'm Steve Straus.  Good day.

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Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com., or from Georgeson.